January 20, 2015

STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

January 13, 2015

Job Number: C20150113-2537
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150015336-96	Amendment	2 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certified By: A Frieser
Certificate Number: C20150113-2537
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150015336-96
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/13/2015 1:36 PM
	Entity Number E0671412011-7

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Brazil Minerals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

In Section 3, the number of shares the corporation is authorized to issue shall be amended to read as follows:

(See attached continuation page made a part hereof by reference)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: January 20, 2015 Time: 12:01 A.M.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
BRAZIL MINERALS, INC.

(Continued)

"The total number of shares of Common Stock that the corporation shall have authority to issue is six hundred million (600,000,000) shares, par value $0.001 per share. The total number of shares of Preferred Stock that the corporation shall have authority to issue is ten million (10,000,000) shares, par value $0.001 per share, The Preferred Stock may be issued in one or more series, each series to' be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof The voting powers, designations, preferences, limitations, restrictions, and relative, participating. optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant hereto."